UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K
Current Report
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 6, 2019

ENDOLOGIX, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-28440	68-0328265
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
2 Musick, Irvine, CA	92618
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 595-7200

N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	ELGX	The Nasdaq Stock Market, LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).                                  Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
2019 Short Term Incentive Plan

On June 6, 2019, the Board of Directors (the “Board”) of Endologix, Inc. (the “Company”) approved the adoption of a corporate bonus program that will be utilized to calculate the cash bonuses that may become payable to our named executive officers (other than our Chief Executive Officer) and other senior management personnel with respect to fiscal year 2019 (the “Short Term Incentive Plan”). The Short Term Incentive Plan was initially recommended to the Board for approval by the Compensation Committee of the Board (the “Committee”) on January 31, 2019, and the version of the plan approved by the Board is materially consistent with the version initially recommended by the Committee in the first quarter of 2019.

The Short Term Incentive Plan is designed to align plan participants with the Company’s business goals and strategies and to further the objectives of the Company’s executive compensation program. The Short Term Incentive Plan is intended to reward plan participants for their individual contributions to the Company’s achievement of pre-established financial and non-financial Company performance objectives for fiscal year 2019.

Target Cash Bonus Amount

The target cash bonus amount for each participating named executive officer is set as a percentage of the named executive officer’s base salary as determined by the Committee. The 2019 base salary, target bonus percentage and resulting target cash bonus amount for each participating named executive officer is set forth in the table below:

Name	2019 Base Salary	Target Bonus Percentage	Target Cash Bonus
Vaseem Mahboob	$435,000	55%	$239,250
Matthew Thompson M.D.	$435,000	45%	$195,750
Jeremy Hayden	$388,125	45%	$174,656

Performance Objectives

Cash bonuses may be earned under the Short Term Incentive Plan based on the achievement by the Company of pre-established “Company Performance Objectives”, and by plan participants based on their individual achievement of pre-determined “Management by Objectives” (MBOs). The percentage of the target cash bonus for each participating named executive officer that is subject to the Company Performance Objectives and the MBOs is set forth in the table below:

Name	Company Performance Objectives % of Total Cash Bonus	MBOs % of Total Cash Bonus
Vaseem Mahboob	70%	30%
Matthew Thompson M.D.	70%	30%
Jeremy Hayden	70%	30%

Company Performance Objectives

The Company Performance Objectives relate to both financial and non-financial performance metrics. The percentage of the target cash bonus that relates to the Company Performance Objectives is set forth in the table below:

Company Performance Objectives	% of Company Performance Objective

Financial Performance Objectives
Revenue	25%
Cash Management	20%

Non-Financial Performance Objectives
Clinical Development	20%
Quality and Compliance	25%
Product Development	10%

TOTAL	100%

Company Financial Performance Objectives

The portion of the cash bonus opportunity that relates to the Company financial performance objectives may be earned based on the Company’s actual global revenue and cash flow from operations for fiscal year 2019 relative to the target amounts established by the Committee. For the Company financial performance objectives, Company achievement at the “threshold” amount will generally result in payment at 70% of target, Company achievement at the “target” amount will generally result in payment at 100% of target, and Company achievement at the “maximum” amount will generally result in payment at 125% of target. The Committee will determine the actual Company performance based on the audited financial statements for fiscal year 2019. In addition, the final bonus amount to be paid with respect to the Company financial performance objectives (if any) may be increased (but not decreased) based on the Company’s separate achievement of certain additional performance objectives, which relate to achieving minimum revenue from key products, sequential quarterly revenue growth, sequential cash management targets, minimum gross margin targets and working inventory balance reductions.

Company Non-Financial Performance Objectives

The portion of the cash bonus opportunity that relates to the Company non-financial performance objectives generally requires the Company to complete enrollment in certain clinical studies, achieve specified quality, compliance and training metrics, and obtain regulatory clearance for certain products under development, each within specified time periods. For the non-financial performance objectives, the timing of completion of the objectives during 2019 will impact the bonus payment for which a participant is eligible.

Company Culture Multiplier

Once the total cash bonus amount has been calculated based on the foregoing, the amount may be further adjusted (increased or decreased) based on the Company’s achievement of, or failure to meet, certain specified objectives related to employee attrition and risk management effectiveness.

MBOs

With respect to the participating named executive officers, 30% of their cash bonus opportunity under the Short Term Incentive Plan will be based on their individual achievement relative to specified MBOs. These MBOs will be specific to each plan participant and will generally be designed to support the achievement of the Company Performance Objectives. While a targeted performance level will be established for each MBO, actual achievement may be above or below the targeted amount, which will be determined by our Chief Executive Officer with final approval of the Committee.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENDOLOGIX, INC.

Date: June 12, 2019	/s/ Vaseem Mahboob
Vaseem Mahboob
Chief Financial Officer